Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Vivos Therapeutics, Inc. and Subsidiaries’ Registration Statements on Form S-3 (File No. 333-262554) and on Form S-8 (File No. 333-257050) of our report dated March 31, 2022, with respect to the consolidated financial statements of Vivos Therapeutics, Inc. and Subsidiaries’ as of and for the years ended December 31, 2021 and 2020, that appear in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 31, 2022